                                                                     EXHIBIT 10k

Bell Atlantic Cash Balance Plan  - Effective January 1, 1999 (12/01/99 edition)

Section 6

6. LIMITATIONS ON CONTRIBUTIONS AND BENEFITS

6.1 Conditional Contributions.

In no event, shall Plan assets be diverted for any purpose other than for the exclusive benefit of Plan Participants and beneficiaries; provided, however, that to the extent permitted under ERISA and the Code, all contributions to the Plan are subject to the following conditions:

     6.1.1 Contributions Conditioned on Deductibility.

     All contributions made to the Plan by each Participating Employer shall be conditioned upon the deductibility of such contributions under the Code. To the extent that any such deduction is disallowed by the Internal Revenue Service, or such contribution is otherwise nondeductible and recovery thereof is permitted, each Participating Employer, upon the approval of the Treasurer of Bell Atlantic, shall have the right to demand and receive from the Trustee the related contribution to the extent disallowed within one year after the disallowance of said deduction or as otherwise permitted by applicable administrative rules.

     6.1.2 Mistaken Contributions.

     If a Participating Employer makes a contribution, or any part thereof, by mistake of fact, such contribution or part thereof shall be returned to the Participating Employer within one year after such contribution is made.

6.2 Special Limitation on Benefits for Higher-Paid Employees.

     6.2.1 Nondiscrimination upon Plan Termination.

     In the event of Plan termination, the benefit payable to any highly compensated employee or any highly compensated former employee (as defined in Section 414(q) of the Code and regulations thereunder) shall be limited to a benefit that is nondiscriminatory under Section 401(a)(4) of the Code. If payment of benefits is restricted in accordance with this paragraph, assets in excess of the amount required to provide such restricted benefits shall become a part of the assets available under Section 10.4 for allocation among Participants and their beneficiaries whose benefits are not restricted under this paragraph.

     6.2.2 Restrictions on Highly Compensated Participants.

     The restrictions of this paragraph shall apply prior to termination of the Plan to any Participant who is a highly compensated employee or a highly compensated former employee and who is one of the 25 highest paid employees or former employees of all Participating Employers and all Bell Atlantic Affiliates for any Plan Year. The annual payments to or on behalf of any such Participant shall be limited to an amount equal to the sum of: (1) the payment that would have been made to the Participant under a single life annuity that is the Actuarial Equivalent of the sum of the Participant's Accrued Benefit and any other benefits under the Plan (other than a social security supplement), plus (2) the payment that the Participant is entitled to receive under any applicable social security supplement.

     6.2.3 Exception to Restrictions on Highly Compensated Participants.

The restrictions in Section 6.2.2 shall not apply:

     (a) if, after the payment of benefits to or on behalf of such Participant, the value of the Plan assets equals or exceeds 110% of the value of the current liabilities (within the meaning of Section 412(l)(7) of the Code);

     (b) if the value of the benefits payable to or on behalf of the Participant is less than 1% of the value of current liabilities before distribution;

     (c) if the value of the benefits payable to or on behalf of the Participant does not exceed $5,000; or

     (d) such Participant has entered into an agreement with the Plan Administrator as described in Section 6.2.4.

6.2.4 Further Exception from Restrictions on a Highly Compensated Participant.

Notwithstanding Section 6.2.2, a Participant described in that Section (a "restricted Participant") may receive one or more distributions without regard to the restrictions described in that Section, provided that the following requirements are met:

     (a) The "restricted amount" (which may be required to be repaid to the Plan) is the excess of the accumulated amount of distributions made to the restricted Participant over the accumulated amount of the Participant's nonrestricted limit. The Participant's "nonrestricted limit" is equal to the payments that could have been distributed to the Participant pursuant to subsection (b). An "accumulated amount" is the amount of a payment increased by a reasonable amount of interest from the date the payment was made (or would have been made) until the date for the determination of the restricted amount.

     (b) Prior to receipt of a distribution from the Plan, the restricted Participant shall deposit in escrow with a depository acceptable to the Plan Administrator property having a fair market value equal to at least 125% of the restricted amount. Alternatively, the Participant may either:
     (i) post a bond from an insurance company, bonding company or other surety approved by the U.S. Treasury Department as an acceptable surety for federal bonds, or (ii) obtain a bank letter of credit in an amount equal to at least 100% of the restricted amount.

     (c) Amounts in the escrow account in excess of 125% of the restricted amount may be withdrawn on behalf of the Participant. If the market value of the property in the escrow account falls below 110% of the restricted amount, the Participant shall deposit additional property to bring the value of the property up to 125% of the restricted amount. The Participant may receive any income from the property placed in escrow, provided that the 125% minimum is maintained. Similar rules shall apply to the release of any liability in excess of 100% of the restricted amount where the repayment obligation has been secured by a bond or a letter of credit.

     (d) A depository may not redeliver to a Participant any property held under the agreement, other than amounts in excess of 125% of the restricted amount and a surety or bank may not release any liability on a bond or letter of credit unless the Plan Administrator certifies that the restricted Participant (or the Participant's estate) is no longer obligated to repay any amount under the agreement. The Plan Administrator shall make such certification at any time after the distribution commences if either:
     (i) the conditions of paragraphs "(a)" to "(c)" above are met; or (ii) the Plan is terminated and the requirement of subsection "(a)" is met; or (iii) the Participant is no longer a restricted

          Participant. Such certification shall terminate the agreement between the Participant and the Plan Administrator.

6.3 Code Section 415 Limits on Benefits.

     6.3.1 Code Section 415 Single Plan Limits.

     A Participant's benefit under this Plan shall not be payable to the extent it exceeds the amount set forth in Section 415 of the Code, the limitations of which are hereby incorporated by reference into the Plan. For purposes of applying these limitations, changes to Section 415(b)(2)(E) of the Code made by the Retirement Protection Act of 1994 as amended by the Small Business Job Protection Act of 1996 were implemented effective January 1, 1995.

     6.3.2 Section 415 Combined Plan Limits.

     If a Participant is a participant in one or more defined contribution plans sponsored by a Participating Employer or a Bell Atlantic Affiliate, the annual benefit under this Plan shall be reduced to the extent necessary to meet the combined plan limits of Section 415(e) of the Code. Except as otherwise provided in Section 6.3.5, this limit does not apply to payments from the Plan for months after December, 1999.

     6.3.3 Application of Section 415 to Surviving Spouses.

     Unless this adjustment is not applicable to a Surviving Spouse described in
     Section 5.2.2(b) pursuant to Section 6.3.5, if a Participant's benefit is limited by the limitations set forth in Code Section 415, the benefit payable to the Participant's Surviving Spouse under Section 5.2.2(b) or 5.5 shall be determined on the basis of the Participant's benefit calculated under Section 4 without regard to the Section 415 limitations, and such limitations shall be applied instead to the resulting benefit payable to the Surviving Spouse. If this adjustment is not applicable, the benefit payable to the Surviving Spouse will be determined based on the Participant's benefit calculated taking the Code Section 415 limits into account.

     6.3.4 Annual Adjustments.

     Except as otherwise provided in Section 6.3.5: (a) the limitation of
     Section 415(b)(1)(A) of the Code will be automatically adjusted for each Terminated Vested Participant by multiplying such limit by the cost of living adjustment factor prescribed by the Secretary of the Treasury under
     Section 415(d) of the Code in such manner as the Secretary shall prescribe; and (b) the limitation of Section 415(b)(1)(B) of the Code shall be automatically adjusted for Terminated Vested Participants to reflect the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code in such manner as the Secretary shall prescribe. The new limitation will apply to Limitation Years ending within the calendar year of the date of the adjustment. The pension paid to any Terminated Vested Participant (or his or her Surviving Spouse or other beneficiary) shall be automatically adjusted to reflect the maximum amount allowable under Section 415 of the Code for such Limitation Year.

     6.3.5 Benefits Not Eligible for Adjustments.

     Notwithstanding anything in the Plan or any predecessor plan to the contrary, the adjustments described in Sections 6.3.3 and 6.3.4 shall not be applied to a benefit paid to a Terminated Vested Participant or his Surviving Spouse or other beneficiary that has previously started on a Benefit Commencement Date under the Plan, the North Plan, BAMPP or the NYNEX Plan if:
     (a) as of such Benefit Commencement Date, the Participant or beneficiary had a Code Section 415 excess benefit under the Bell Atlantic Senior Management Income Deferral Plan; or

     (b) as of such Benefit Commencement Date, the Participant or beneficiary had a benefit under the Code Section 415 excess benefit provisions of the Bell Atlantic Supplemental Retirement Plan; or
     (c) as of such Benefit Commencement Date, the Participant or beneficiary had a benefit under the NYNEX Corporation Executive Retirement Account; or
     (d) the benefit was paid from the Plan, the North Plan, BAMPP or the NYNEX Plan in a lump-sum cashout; or
     (e) as of such Benefit Commencement Date the Participant or beneficiary had a Code Section 415 excess benefit provided through a non-qualified plan maintained by his or her Participating Employer, and the Participant or beneficiary received payment of such excess benefit in a form other than a life annuity (based on the Participant's, the beneficiary's or the Participant's and beneficiary's life).
     In the event a Terminated Vested Participant originally took payment of his benefit partly in the form of a lump-sum cashout and partly in the form of an annuity, the annuity (but not the lump-sum cashout) shall be eligible for adjustment under Sections 6.3.3 and 6.34 if it is not part of a benefit described in Section 6.3.5(a), (b), (c) or (e); provided, however, that the adjustment shall be prorated to exclude that portion of the adjustment allocable to the benefit paid in a lump-sum. In addition, the limit described in Section 6.3.2 of the Plan shall continue to apply to payments of benefits for months after December, 1999 if, as of December 31, 1999, the benefits were ineligible for adjustment under Sections 6.3.3 and 6.3.4 under the provisions of this Section 6.3.5.